Exhibit 99.1 Press Release Dated January 30, 2007

ZUNICOM Announces New Chief Financial Officer

Carrollton, Texas, January 30, 2006 – Zunicom, Inc. (OTCBB: ZNCM.OB), announced today that on January 24, 2007, Zunicom’s Board of Directors appointed John Rudy, a member of the Board of Directors, Vice-President and Chief Financial Officer and Carl A. Generes, Secretary and General Counsel of Zunicom.

Since 1992, Mr. Rudy has been President and is founder and owner of Beacon Business Services, Inc., Matawan, New Jersey, a consulting firm specializing in providing financial, accounting and business advisory services to small companies.  From August 1998 through April 2000 Mr. Rudy served as interim chief financial officer of Hometown Auto Retailers, Inc., a publicly-traded automobile dealer group.  From August 2005 until May 2006 he served as interim chief financial officer of Sona Mobile Holdings Corp., a publicly traded wireless technology company.  Since July 2005 Mr. Rudy has served as a director of AdStar, Inc., a publicly-traded company engaged in internet ad placement products and services and Empire Financial Holding Company, Inc., a publicly-traded broker-dealer.  Since May 2005 he served as a director of Trey Resources, Inc., a publicly-traded software reseller.  Mr. Rudy received an M.B.A. from Emory University and a B.S. in economics from Albright College.

For his services, Zunicom has agreed to pay Mr. Rudy compensation of $5,000 per month and to grant him a five-year stock option to purchase 25, 000 shares at an exercise price of $1.75 per share. Mr. Rudy’s engagement by Zunicom shall be as a part-time employee. Mr. Rudy has agreed to devote to Zunicom the time necessary to fulfill his duties and obligations as Vice President and Chief Financial Officer.

Mr. Generes has practiced law as a sole practitioner in Dallas, Texas for over 25 years. He was admitted to the State Bar of Texas in 1968.

About Zunicom, Inc.

Zunicom, Inc. (www.zunicom.com) through its wholly owned subsidiary, AlphaNet Hospitality Systems, Inc. (www.alphanet.net), provides business communication services to the hospitality industry. Zunicom owns 2,000,000 shares of the common stock of Universal Power Group, Inc. (Amex-UPG) that represents 40% of the issued and outstanding shares of UPG common stock as of this date.

Forward Looking Statement Disclaimer

This release contains a number of forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements.  In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.